Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), is entered into as of the 12th day of January, 2009 (the "Effective Date") by and between Robert E. Frick (“Frick”); and SteelCloud, Inc., (“SteelCloud”).

WITNESSETH

WHEREAS Frick and SteelCloud entered into an employment agreement (hereinafter “Agreement”) on or about August 27, 2007;

WHEREAS the term of the Agreement does not expire until August 27, 2010;

WHEREAS the parties desire to amend the Agreement so as to provide for Frick’s separation from SteelCloud prior to August 27, 2010, and the parties desire to memorialize their agreement in writing.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the sufficiency of which the parties hereby acknowledge, the parties, intending to be legally bound, covenant and agree as follows:

1.           The terms set forth in the foregoing recitals are incorporated herein by reference.

2.           Notwithstanding the provisions of paragraphs 1, 2, 4 and 5 of the Agreement, the parties agree that Frick’s employment with SteelCloud shall terminate on January 9th, 2009.

3.           Notwithstanding the provisions of paragraphs 3 and 7(a), 7(b) and 7(c) of the Agreement, the parties agree that SteelCloud shall provide the following benefits to Frick:

a.           For six months following the date of this Amendment, paid family coverage health and dental insurance under the standard SteelCloud policies for said insurance, pursuant to paragraph 3(c)(1) of the Agreement.

c.           On or before January 31, 2009, SteelCloud shall pay to Frick $10,231 as compensation for his retained leave balance of 10 days.

4.           Except as provided in paragraph 3 above, SteelCloud shall owe no other money or benefits to Frick under the Agreement, and Frick waives all claims for additional compensation or other payments under the Agreement.

5.           For six months following the date of this Amendment, SteelCloud will retain Frick as a consultant to SteelCloud, to provide consulting services as reasonably directed by SteelCloud on an as needed basis.  SteelCloud will compensate Frick at the rate of $11,250 per month for each of these six months (totaling $67,500) for the right to direct and receive these services.  If Frick is incapacitated he will continue to receive the monthly payments.

6.           Frick agrees that SteelCloud may reference Frick’s medical condition (specifically, prostate cancer) as the reason for Frick’s separation in any announcement made by SteelCloud concerning Frick’s separation from SteelCloud.

7.           The parties covenant and agree that they shall not make any negative or disparaging statements or assertions regarding the other party or services provided by such party.  Notwithstanding the foregoing, each party may provide truthful information in response to a proper inquiry from a government agency or official, or as otherwise required by law.

8.           Frick, on behalf of himself and anyone claiming through him, irrevocably and unconditionally releases, acquits and forever discharges SteelCloud, its subsidiaries, divisions, predecessors, successors and assigns, as well as each's past and present officers, directors, employees, shareholders, trustees, joint venturers, partners, and anyone claiming through them (hereinafter "Releasees" collectively), in each's individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which Frick now has or ever had against any of the Releasees arising out of or relating to his employment with the Company and/or the termination of his employment with the Company; provided, however, that this release and waiver of claims shall not apply to claims that Frick may have to accrued benefits under the Company’s retirement and welfare plan, if any.

9.           Except as specifically modified herein, all other terms, covenants and provisions of the Agreement (including paragraphs 6, 7(d), 7(e), and 8-12) are hereby confirmed and ratified and shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, each party to this Amendment has caused it to be executed on the date indicated above.

E.A. Burkhalter, Jr.	/s/ Robert E. Frick
SteelCloud, Inc.	Robert E. Frick

By: /s/ E.A. Burkhalter, Jr._________